Exhibit 99.1

AbTech Holdings, Inc. Second Quarter 2015 Financial Results

Earnings Call Transcript

Monday, August 17, 2015, 1:00pm EDT

YVONNE ZAPPULLA – Investor Relations

Good afternoon and thank you for joining us for AbTech’s Second Quarter and first 6 months of 2015 Financial Results Conference Call. The Financial report press release was issued this past Friday prior to the market open. The press release is available on the Company’s website – on both the home page and Investor tab at www.abtechindustries.com. A copy of this call will be available for review approximately one hour after its completion through the webcast link found on AbTech’s home page as well as in the earnings press release. One quick additional note, AbTech is building up its marketing and continues to build its social media presence. We greatly encourage you to visit the Company’s newly designed website as well as to follow the company on twitter and facebook. Before we begin, I would like to state the following:

During this call, the management and representatives of AbTech Holdings, Inc. may make comments that may be deemed to be "forward-looking statements" which are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. AbTech assumes no obligation to update any forward-looking information with respect to the announcements described herein.

With us today is Glenn Rink, Founder and CEO of AbTech Holdings, Inc., Jonathan Thatcher, the company’s chief operating officer, and Lane Castleton, AbTech’s chief financial officer, who will review the second quarter 2015 financials before handing the call over to Jonathan for an overall business update. Due to the ongoing investigation we will not be taking live questions we will however address some recently asked questions from investors

I would now like to turn the call over to AbTech’ s Chief Financial Officer and Treasurer, Lane Castleton.

LANE CASTLETON – Vice President, C.F.O., Treasurer

Thank you Yvonne. Good morning, or afternoon to those of you on the east coast, and thank you all for taking the time to participate in this call today.

AbTech’s second quarter 2015 revenues totaled $67,000, less than half of both the prior year’s second quarter and the first quarter of 2015. For the six months ended June 30, 2015, AbTech revenues were $271,000 a 5% increase over the same period in the prior year. Revenue in the second quarter of 2015 was adversely affected by the suspension of the project in Nassau County and the related consequences that impeded the Company’s efforts to win new business with other municipal stormwater customers. AbTech is addressing this with a redirected sales strategy focused on non-municipal customers and other initiatives that Jonathan will review later in this call. These redirected efforts are expected to begin to have an impact on revenues in the 3rd quarter; however, it is too early to tell the timing or magnitude of their impact on revenues.

With limited sales and a greatly underutilized manufacturing facility operating at just 2% of capacity, we experienced a negative gross margin of $60,000 for the quarter ended June 30, 2015. In the prior quarter, the first quarter of this year, we reported a positive gross margin of approximately $82,000 or 40% which was favorably impacted by a relatively small increase in production levels to 4% of capacity in that quarter, as we fulfilled a relatively large order for our new distributor in the UK. For the six month period ended June 30 2015, the gross margin on sales was approximately $22,000 or 8% of net revenue. We believe that our business model can be highly profitable if we can successfully build our product sales with commercial and industrial customers. To lead this effort, Jeff Guttierez, a highly seasoned sales executive, joined our team as VP of sales just 2 weeks ago today.

AbTech reported a loss from operations of $(1.6) million for the second quarter ended June 30, 2015, which is approximately $273,000 higher than the same quarter last year and approximately $471,000 higher than the quarterly loss from operations reported in the first quarter of 2015.

As a quick commentary on our operating expenses:

The Company incurred hefty legal expenses of approximately $466,000 in the second quarter of 2015 as it responded to the Federal investigation regarding the involvement of New York State Senator Dean Skelos and his son Adam Skelos with the Nassau County Project and a related investigation by the SEC. The Company continues to cooperate with these investigations and expects to incur significant additional legal expenses for these matters.

Apart from legal expenses, AbTech tightened other selling, general and administrative expenses in the second quarter of 2015 by approximately $189,000 including significant reductions in expenses for consultants, personnel and travel & entertainment. The Company also reduced research and development expenses by approximately $126,000 in the second quarter of 2015 as compared to the same quarter of the prior year due primarily to the completion of oil & gas field validation work in 2014 that did not recur in 2015. Going forward we intend to continue to closely scrutinize our operating expenses to optimize resources and reduce our monthly burn rate.

Interest expense in the second quarter of 2015 totaled $381,000, an increase of $158,000 over the same quarter of the prior year and a slight decrease of $19,000 over the first quarter 2015. Interest accrued on outstanding debt totaled approximately $194,000 during the quarter. The remaining interest expense for the quarter includes non-cash items such as amortization of note discounts related to warrants and beneficial conversion features issued with debt and the amortization of deferred financing costs related to debt offerings.

The net loss attributable to controlling interest for the second quarter of 2015 was approximately $(1.8) million or (3)¢ per basic share compared to a net loss attributable to controlling interest for the same period of the prior year of $(1.4) million or (2)¢ per basic share. The net loss attributable to controlling interest for the first half of 2015 totaled $(3.2) million or (5)¢ per basic share compared to the net loss attributable to controlling interest of $(2.8) million or (4)¢ per basic share reported for the same period of the previous year.

At June 30, 2015, our cash balance totaled approximately $638,000 and the face amount of the Company’s outstanding short term debt totaled approximately $10.4 million of which approximately $4.3 million is convertible. In addition, approximately $6.1 million of the debt outstanding today has extension terms that allow the maturity dates to be extended up to two times by 90 days each with each extension resulting in a 2% increase in the interest rate and a 10% increase in the warrant shares that were originally issued with the notes. As of today, AbTech has exercised its first extension option with regard to two notes totaling $350,000 and has exercised its first and second extension option with regard to one note for $1,025,000.

At June 30, 2015 the face amount of the Company’s long term debt totaled $600,000, all of which is convertible debt.

The Company’s cash burn from operations averaged approximately $344,000 per month during second quarter of 2015 – that is approximately $22,000 per month less than the average monthly cash burn rate in the first quarter of 2015. We have needs for additional capital in 2015 to fund operations, repay debt and provide the working capital to fulfill orders and contracts. We are currently working to address this need but we do not have anything confirmed that we can announce at this time. The untapped, $2 million equity line of credit, that is available to the Company, is not considered to be an attractive option given the Company’s current stock price.

As of June 30, 2015, AbTech had approximately 68.9 million shares of common stock outstanding, an increase of 400,000 shares compared to year-end 2014. This increase is due to shares that were issued to a consultant for services rendered to AbTech. The Company's fully diluted share count increased by approximately 3.0 million shares during the first 6 months of the year to 104.1 million shares at June 30, 2015. This increase was due in part to approximately 1.5 million performance-based stock options, with exercise prices of $0.34 per share, granted to directors and officers of the Company that ONLY vest if certain performance objectives are met during 2015. In addition, during the first half of 2015 the Company issued warrants for 2.9 million shares with debt financings. These increases in the fully diluted share count were offset by the expiration of options for approximately 1.1 million shares during the first half of 2015.

To further discuss our business opportunities, I would now like to turn the call over to our Chief Operating Officer, Jonathan Thatcher to discuss our going forward strategy and opportunities.

JONATHAN THATCHER – Vice President, C.O.O.

Thank you Lane and Good morning everyone.

Before I go into the updates regarding our 5 priorities which we described during our last conference call, I wanted to touch on 2nd quarter results for a moment. Our 2nd quarter this year represents a period of significant turmoil as the company dealt with its obligations to cooperate with the ongoing federal investigations, causing major distractions and the need to redefine its commercial priorities and reduce associated operating costs going forward. We do anticipate that going forward, excluding extraordinary items, operating costs will be reducing as the previously identified savings work their way through the income statement and our refocused efforts in our 5 commercial priority areas begin to deliver revenue and gross margin to the Company.

In our previous call we identified five areas the Company was going to focus on going forward:

1.	More aggressively grow our stormwater and industrial product sales business.
2.	Launch in 3rd quarter our integrated stormwater program for commercial customers with no money down program.
3.	Accelerate the time-to-market of our heavy metals technology.
4.	Seek out a new partner for our P3 model stormwater strategy.
5.	Opportunistically complete transactions that accrete revenue, enhance our technology base and broaden our offerings.

Since the end of 2nd quarter, we have an additional $200,000 in stormwater product sales that are pending issuance of a purchase order, the final step prior to fulfillment and revenue recognition. In addition, we have $120,000 in contracted sales in California that is subject to our pending registration of Smart Sponge Plus in the State. A decision on registration is anticipated in 3rd or 4th quarter of this year.

In August, AbTech attended its first and largest stormwater related tradeshow of the year. The tradeshow was very well attended and resulted in a significant increase in qualified project lead flow that we will be working through the remainder of the year. We also used this show as an opportunity to soft-launch our heavy metals media seeking pilot scale opportunities. This effort was very successful, more on this in a minute.

AbTech is attending 2 additional stormwater related tradeshows this year, one in September and one in October.

AbTech has also been busy launching its stormwater fee credit program. This program allows commercial customers to retrofit their existing infrastructure with AbTech’s Ultra Urban Filters in order to improve stormwater quality through a no money down program which essentially allows them to pay for that effort using a portion of the savings from the municipality’s fee credit program. We are currently in front of customers with the offer and program details and look forward to closing our first sales in the 3rd quarter and building upon that success in the 4th quarter. AbTech has met with the City stormwater manager in the launch City and believes that its solution will meet all requirements. During those meetings, an additional application of treating for stormwater quality prior to entering low impact development, or LID, installations was identified as another area of need.

Our third initiative was focused on accelerating the development of our heavy metals media that we in-licensed from the University of Arkansas last year. Initially the base form of media presented some deployment challenges as the wood based substrate would tend to compact over time, thereby reducing hydraulic performance, and would also tend to degrade as wood does. We have been successful in combining the heavy metals media with the polymer substrate that we use for Smart Sponge and have developed Smart Sponge HM™. The use of the Smart Sponge substrate provides us with a media that has positive and well understood hydraulic characteristics and improved structural resiliency in order to allow the media to be recharged and reused many times over. In addition to the 13 issued patents that cover the heavy metals media, this combined product may present additional patentable inventions, which is currently being assessed.

Heavy metals removal is a key market as it is heavily regulated and often times the discharge standards are in the few parts per billion range. The media is very effective at treating water with low concentrations of heavy metals and bringing them within desired discharge limits. For example, our recently completed testing of Stormwater that typically has relatively low concentrations of heavy metals showed >80% removal with just a few seconds of contact time.

From an industrial market application perspective, this ability to polish is key. Many systems to treat heavy metals are effective at treating the gross amounts of heavy metals through traditional flocculation processes or resin type beds. These technologies may efficiently and reliably remove 500ppb down to something close to a discharge limit of say 5ppb. But the reliability of these systems consistently achieving less than 5ppb is challenging. Smart Sponge HM is perfect for adding a final polishing step in order to assure ongoing discharge compliance.

In addition, its very fast retention time of seconds versus the minutes, hours, or days that are characteristic of other technologies, minimizes the required footprint of the installation. And finally, we have the ability to fairly easily recharge the media and show no degradation of adsorptive capacity when recharged and reused.

We began to seek out field validation opportunities for the media, including discussing the media with potential customers at our recent tradeshow. The response has been very positive and we are currently investigating 5 opportunities to trial the media in the US. Concurrent with the US trials, we are also pursuing trials in the UK, but more on that in a minute.

From a manufacturing perspective, we recently trialed equipment that is capable of manufacturing the heavy metal media in a single reaction vessel at commercial scale quantities. This process equipment also has allowed us to take a 2 day long manufacturing process and reduce the time to one day and one 8 hour shift. The media produced with this process is now undergoing testing and characterization to assure it meets performance and quality requirements.

Regarding our efforts related to the public private partnership, or P3 model for stormwater, we do continue to modestly pursue those efforts but really believe that that model will impact our business in late 2016 and 2017. We are not aggressively pursuing this strategy at this time.

From an opportunistic perspective, we have been aggressively pursuing adding a direct vaporization technology. This technology is targeted to the oil and gas industry in order to vaporize produced water and frac flowback water. Onsite vaporization has become desirable in order to reduce costs and limit the amount of water being trucked to reinjection well sites. AbTech has identified the core technology to be used and has secured rights to and is currently manufacturing the first unit to be trialed on a customer’s site. Demand for this solution has been quite strong with $2.5 million to $4.0 million in presales moving to letters of intent. These sales will likely be contingent upon successfully completing a 30-day onsite trial that is scheduled to begin in September. 2015 manufacturing capacity of the equipment is currently about $2 million, which would substantially be recognized in 4th quarter 2015.

AbTech has long desired to enter the industrial process water market with Smart Sponge centric solutions in a more meaningful way. This market is desirable since once implemented it grows an installed base and typically requires regularly scheduled replacement of media. On August 3rd, Mr. Jeff Gutierrez joined AbTech as its Vice President of Sales from Evoqua Water Technologies. Evoqua was formed with the combination of Siemens Water and US Filter. At Evoqua, Jeff was the Director of Sales, North America, Industrial Capital Projects. With his 20+ years in sales experience in the water industry and deep market knowledge, we look forward his many contributions and during our next call will discuss our industrial market efforts in more detail.

While certainly the numbers for 2nd quarter are disappointing, the progress made in the business, including: a successful stormwater tradeshow in August, pending initial sales of our stormwater fee credit program, very positive continued development of our heavy metals media, fast moving and aggressive interest in our vaporization solution and the addition of Jeff Gutierrez to bolster industrial market efforts, all position AbTech well going into the 3rd and 4th quarters this year.

INTERNATIONAL

As previously mentioned, concurrent to our efforts in the US to identify field validation sites for our heavy metal technology, a similar effort was being pursued in the UK in conjunction with our UK distributor Naylor Industries. A field validation project is underway with one of the major water utilities in the UK. This validation program consists of three phases: treatability, pilot scale and finally full implementation. The treatability phase is conducted using samples of their water, processed in their laboratory and they will take the lead in drafting the resulting report. Assuming positive treatability results we move to a pilot scale system that will treat a side-stream of their water until total adsorption is achieved. This will provide all the data required for the final design parameters of the full-scale system. Finally, we would move to construction and implementation of the final system. This is a very large system that would ultimately be treating 1,300gpm and require nearly 5,000lbs of media.

RESEARCH AND DEVELOPMENT

The lead effort in R&D is the heavy metals program that was previously discussed. We continue to pursue our combined sewer overflow solution, which as previously stated we intend to discuss more in 4th quarter.

During our last call we described a pretreatment to reverse osmosis systems using Smart Sponge Plus in order to reduce and/or prevent biofouling on RO membranes. There are two ringleader pseudomonas bacteria that kick off the biofouling process on membranes. In July we completed laboratory testing to determine Smart Sponge Plus’ efficacy in reducing these specific bacteria. We received very positive results with 95% reduction in a pour through test (1 to 2 seconds of contact time) and >99% reduction with 30 seconds of contact time. Both AbTech and its potential commercial partners found this data very encouraging. Additional testing, market analyses and final system design work are continuing.

Since RO is primarily used for drinking water purposes, it is likely that NSF, which stands for National Science Foundation, approval will be required. We continue to view this as a mid-2016 opportunity in terms of revenue recognition.

Because of the current federal investigation we will not be taking questions on this call today. However, I did want to take a moment to respond to some questions that we have been asked over the last few weeks.

What is the status of the federal investigation? AbTech continues to cooperate with the investigators and to produce documents and provide information to investigators as requested. Due to the ongoing nature of the investigation, we cannot comment any further than the statements made here, through press releases or in our required SEC filings.

Where are the revenues? Has the issue with the Nassau County contract impacted the rest of the business?

The issues with the Nassau County contract have impacted the business from a strategy perspective, associated legal fees, management burden and reputation. It has had no impact on the utility of the Company’s products or the benefits they bring to meeting compliance standards and positively contributing to the environment.

What work remains on the heavy metals technology in order to ready it for commercial scale?

We need to complete our work on the commercial scale manufacturing equipment and process. This will likely entail a capital expense of approximately $250,000. Field validation of the existing version needs to be completed, in order to collect the remaining required data for engineering full scale implementations. In addition, we are continuing our development of a second version targeted specifically for removal of selenium.

As the Company has continued to enhance its IP position, has there been any acquirers circling particularly with the high level of NOL’s?

No, we are not aware of any acquirers circling, however, the Company does occasionally receive inquiries about potential M&A transactions, but none of these have ever elevated to offers or proposed terms.

With that, I would like to thank each of you again for your patience and support during this time.

I’d now like to turn the call over to Glenn Rink for some concluding remarks: Glenn.

GLENN RINK – President, Founder, C.E.O.

Thank you for your time and interest and support in our Company. This has been a very difficult and troubling time. All of us at AbTech are very thankful for everyone’s patience and support. We are eager to see things change and to be focused on much more positive developments in the second half of the year

We will look forward to speaking again on our next conference call when we will review our third quarter 2015 financial results, in mid-November. In the meantime, if you have any additional questions, please feel free to contact me or Yvonne Zappulla.

Have a good afternoon.